CERTIFICATE OF CORRECTION TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACACIA RESEARCH CORPORATION Acacia Research Corporation (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), certifies that: A. The name of the Corporation is Acacia Research Corporation. B. The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 2019 (the “Filing”), and the Filing requires correction as permitted by Section 103(f) of the DGCL. C. The inaccuracy or defect in the Filing is that Paragraph B of the introductory paragraphs of the Filing inaccurately or defectively states that the Filing was duly adopted in accordance with Sections 242 and 245 of the DGCL; however, the adoption of the Filing was not approved by the requisite vote of the stockholders of the Corporation, and therefore the Filing was not duly adopted in accordance with Sections 242 and 245 of the DGCL. D. The effect of said inaccuracy or defect is that the Filing is null and void. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by the undersigned duly authorized officer of the Corporation, on July 29, 2019. ACACIA RESEARCH CORPORATION By: /s/ Jennifer Graff Jennifer Graff Secretary